Exhibit 21.1      Consent of Daniel Kenia, P.C.


The Board of Directors
Grange National Banc Corp.:

We consent to the incorporation by reference in the annual report and Form 10-KSB of Grange National Banc Corp of our report dated January 19, 2001, relating to the consolidated balance sheet of Grange National Banc Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for the years then ended which appears in the Form 10-KSB of Grange National Banc Corp. for the year ended December 31, 2000.

/s/ Daniel Kenia, P.C.

Tunkhannock, Pennsylvania
March 29, 2001